TERRY AMISANO LTD. AMISANO HANSON KEVIN HANSON, C.A. CHARTERED CCOUNTANTS

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We hereby consent to the use in the Registration Statement on Form S-8 for Empyrean Communications, Inc. of our report dated March 15, 2001, relating to the December 31, 2000 financial statements of Empyrean Communications, Inc., which appears in such Registration Statement.

'Amisano Hanson'

Amisano Hanson, Chartered Accountants

Vancouver, BC, Canada
March 13, 2002